FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call Event Date/Time: Apr. 17. 2003 / 9:00AM CT Event Duration: N/A

FINAL TRANSCRIPT

VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Christopher Gleeson

Ventana Medical Systems—President and CEO and Director

Nicholas Malden

Ventana Medical Systems—VP and CFO

John Patience

Ventana Medical Systems—Vice Chairman of the Board

CONFERENCE CALL PARTICIPANTS

Timothy Lee

Merrill Lynch Global Securities

Frederick Wise

Bear Stearns & Co.

Ronald Opel

HC Wainwright & Company Inc.

Sara Michelmore

SG Cowen Securities Corp.

Blake Goodner

Kathy Waller

Nick Mallden

PRESENTATION

Operator

Good morning, ladies and gentlemen. And welcome to the Ventana Medical Systems first quarter conference call.

At this time all participants in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder this conference is being recorded today April 17, 2003.

I would now like to turn the call over to Miss Kathy Waller (ph) of FRB/Weber Shandwick. Please go ahead, ma’am.

Kathy Waller

Thank you, Nancy. Good morning, and thank you for joining us.

On behalf of Ventana Medical systems I would like to welcome everyone to today’s first quarter conference call. Hopefully you’ve all had a chance to review today’s press release. However, if you did not, and you need a copy, you may call Karen Droba at 312-640-6771. Or you can visit Ventana’s website at www.Ventanamed.com.

This call will follow a standard format with management’s presentation followed by a Q&A.

But before we get started I would like to call your attention to the Safe Harbor statement.

The news release today and this conference call contain certain forward-looking statements within the meaning of Federal securities laws. These forward-looking statements include—but are not limited to—statements regarding ability to grow sales, increase gross margins, future income, our R&D efforts, and general financial performance expectations.

Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ—perhaps materially—from those anticipated or suggested by such forward-looking statements.

These risks and uncertainties include without limitations risk associated with market acceptance of new automated histology products, continued success in asset management, continued improvements in manufacturing efficiencies, on-schedule launches of our new products, currency exchange rate variability, competition and competitive pressures on pricing, and general

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

economic conditions in the U.S. and in the region served by Ventana.

Those risk factors are contained in our periodic reports including the Form 10-K for the year December 31, 2002 and all other SEC filings. Copies of the files made with the SEC are available through the SEC’s electronic data gathering retrieval system—EDGAR—which is at www.sec.gov.

We undertake no obligation following the date of this release to update or revise our forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements.

We caution you not to place undue reliance upon any forward-looking statements., which speak only as of the date such statements are made. We can not guarantee any future operating results, activity or performance or achievement.

With that said, I’d like to introduce management. With us today, we have Chris Gleeson, President and Chief Executive officer; Nick Mallden, Vice President and Chief Financial officer and John Patience, Vice-Chairman of the board.

At this time I would like to turn the call over to Chris. Chris, go ahead, please.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Thanks, Kathy. And welcome to our first conference call for 2003.

As usual, we’ll go through a format of about 20 minutes of prepared comments. And then we’ll respond to questions.

The prepared comments will cover three topics. Firs, Nick and I will discuss operating results for the first quarter of 2003. I’ll then provide separate updates on our anatomical pathology business and out biotech tools business. And finally I’ll provide an outlook for our business for the remainder of the year.

Consistent with last year, a primary objective for the company in 2003 is to continue to the strong top-line growth and improving profitability trends we established in 2002.

Our sales for the first quarter were 29.3 million—a 32% increase over the same quarter in 2002, and well ahead of our expectations.

We were particularly pleased with the continued strength in our consumer business which grew 30% over the prior year quarter and 4% sequentially. We should note that this is the eighth consecutive quarter that our reagent sales growths a exceeded 25%.

Recent (ph) revenues posted very strong results, showing 40% growth versus last year due mainly to a much higher rate of placements converting to capital purchases versus our expectation of a progressive shift to reagent rentals and other forms of extended purchase commitment.

Despite this near-term strength, we continue to believe to the longer-term underlying trend is away from capital purchase, consistent with our initial projections. And I’ll discuss this when looking at the 2003 outlook.

All geographies turned in strong performances. And our north American business continued the strong growth pattern established over previous two years, while the international entities demonstrated strong growth in level currencies, and appear set for an excellent 2003.

We had anticipated a relatively weaker capital purchase environment in the drug discovery segment. And sales of our drug discovery systems to pharmaceutical companies for their programs were broadly flat with last year, consistent with our expectation.

Importantly, however, reagent sales growth in this area grew 153% which is an encouraging indicator of a broadening recognition that Ventana is bringing to this category.

We continue to invest in this area on the basis that we expect to it develop into a strong razor—razor blade business akin to our anatomical pathology business.

First quarter gross margin came in at 71% after 69% in the same prior year quarter, and is consistent with our expectations and certainly in line with our progress towards a longer term goal of 75%.

We continue to aggressively drive our product development programs. And as such our R&D expenses for the first quarter increased 19% over the same prior year number to $4.3 million or 15% of sales.

As you are aware our 2003 focus on our two major platform development programs. Our next generation BenchMark, the XT, has been released and will be in full commercial launch in early July. And our HPS (ph) or H&E Primary starter (ph)—is slated for early showing in Q3 of this year and general commercial launch in the second quarter of next year.

In addition, we’re now heavily investing in our life sciences R&D as we look to establish Ventana as a life sciences leader in the anatomical anthology segment of the IVD market. I’ll discuss that with you shortly.

SG&A expenses as a percent of a sales were down 300 basis points in the first quarter, consistent with our broader strategy of leveraging expenses. Although actual dollars spent increased by 25% to—or $3 million versus the same period in Q1 of 2002. First quarter SG&A was impacted primarily by our investment in

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

marketing infrastructure associated with capitalizing on our HPV products and Series XT (ph) opportunities, and ongoing spending in the legal area.

Q1 operating income was 1.3 million versus an operating loss of 400,000 in quarter one of last year. Net income for the quarter was 1.4 million or 9 cents per share versus a net loss of $600,000 or 3 cents per share in 2002.

Let me now pass this across to Nick to discuss our balance sheet and cash flow for the quarter.

Nick Mallden

Thanks, Chris. And good morning, everyone.

We finished the quarter with continued improvement across our balance sheet metrix. DSOs at the end of the quarter stood at 65 days, or 18 days better than the same period last year—albeit a few days higher than the year end due to strong growth in slower paying international markets.

We continue to believe that we can maintain consolidated DSOs somewhere in a range of 65 to 75 days over time.

First quarter results were solid with regards to inventory management as well, as we began to sell off the BenchMark inventory built up over the course of 2002 consistent with our strategy to increase production in advance of the XT launch. Indeed inventories were $1.5 million lower at the end of the quarter versus December 2002, with total days in inventory falling to 129 by the end of the period from 169 at the end of the last year.

We anticipate continued improvements in DSI during the remainder of 2003 towards our DSI goal of 90 days over the next 12 to 18 months.

Turning to cash flow, we generated $3 million of operating cash flow in the quarter versus using about $400,000 in operating cash of Q1 of last year, and have basically doubled our total cash position over the last 12 months to nearly $21 million.

From a net cash flow perspective with generated $2.2 in the quarter versus using $1.4 million over the same period last year. Indeed, net cash flow would have been $3 million except for our repurchase of approximately 40,000 shares during the quarter.

It’s my expectation that we’ll continue to repurchase shares in the future on an opportunistic basis. We continue to believe that we’re on track to generate net cash flow in a range of $10 to $12 million over the course of 2003.

Chris?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Yes. Thanks, Nick.

A second objective for 2003 is going to be a continuity of our initiatives to leverage product superiority in clinical histology to secure market share gains in advanced staining, which includes automated platfro0ms and reagent systems for immunistic (ph), in (ph) situ (ph) hybridization, and our special stains and FRVX (ph) products.

Last year, we made excellent progress in our advance staining business. And we’ve continued this in the first quarter of 2003. On a global basis, the BenchMark system which is clearly the gold standard in fully automated IHC and ISH testing continues to set new records for the company.

New placements of BenchMarks were strong in the quarter and continued to drive reagent revenues.

We were very pleased to see a greater than expected conversion of placements to capital sales this quarter. And this helped drive the growth in instrument revenues compared to the prior year quarter. All geographies contributed this better than expected revenues in the instrument category.

Despite this stronger result in the first quarter, we remain cautious in regard to the availability of capital via the hospital capital approval process. And as such are continuing to predict an increase in the number of reagent rental-type acquisitions.

Consistent with our last conference call I’d like to cover two key metrics we introduced in that call—the change in installed instrument base and the change in the annuity across that installed base.

I can tell you that our installed base stood at approximately 4,100 instruments at the end of quarter one of 2003. This result represents a 20% growth in our installed base of Q1 of last year. Q1 placements of 165 systems in this year were 8% up versus 153 the total placements made in Q1 of 2002.

The majority of our first quarter placements were BenchMark systems. And they were a higher percentage compared to last year.

As you are aware, the BenchMark reagent annuity is more than twice the reagent annuity of our older systems. And thus the BenchMark and the BenchMark XT in the future will accelerate the overall increase in our selling rate in our total (ph) reagentrun rate.

In addition to placements, a measure of the health of our business is the growth of annuity stream associated with our install base—or the average annual consumer annuity per placement. In the main,

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we would expect this annuity value to increase over time as a reflection of our expanded reagent menu. And the generally higher reagent utilization experienced on our newer instruments and first quarter performance is indicative of that trend.

Our average annuity value increased 8% to $20,390 per installed instrument from $18,830 per installed instrument at the end of Q1 last year, and $19,950 per instrument at the end of the 2002.

Again, these gains are being driven by the higher value BenchMark licensing advance staining segment and increased reagent utilization as new and existing customers commit to BenchMark, Nexus and Special Stains (ph) platforms for the majority of the IHC, ISH and special stains testing needs.

Last year, we launched our confirmed antibody (ph) range of products, as well as two improved detection systems. And I mentioned that to you at that time. These products contributed to our reagent growth in the quarter and reflect our increasing commitment towards attaining leadership in the anatomical pathology life sciences R&D area.

Since our last conference call, we’ve added another two key scientific leaders to our R&D organization. I’m confident now we’ve established the solid foundation in life science capabilities necessary to establish Ventana as a leader over time in the areas of protein and organic chemistry, monochronal (ph) antibody development, and molecular diagnostics.

This quarter (ph) R&D will be singularly focused on developing our world-class range of reagent products for anatomic pathology and research tools business.

Another very important growth area in advanced staining for our company is our TheraDx range of products. This segment focuses on the development of IHC and ISH diagnostic tests to be used to admit patients to therapy and in some cases to monitor response to targeted cancer drugs being developed by biopharma and pharma companies.

As you are aware by now, the first example of this business model is Herseptum (ph), and it’s used in metastatic (ph) breast cancer, where hereto our expression (ph) is evident. Other drugs under development for colon cancer and gastrointestinal stroma (ph) tumors will, it appears, require a tissue-based diagnostic for admission of therapy and monitoring of therapy.

We have submitted our PMA for the diagnostic to be used with the Novartis Stroke Glivick (ph) and its application in treating stroma (ph) tumors. And this admission is currently under review by the FDA.

In addition to the Novartis collaboration, we have also completed an exclusive agreement with Ilex Oncology to develop a diagnostic for use with their drug Campath (ph). And we have agreements under consideration with four additional global pharmaceutical companies.

An important component of our TheraDx strategy is to be able to provide total service to pharma companies encompassing pre-clinical scientific collaboration, clinical trials capability, and of course diagnostic kit development and global distribution of same.

Being the first choice for all pharma companies for co-development of our Ventata-branded TheraDx Companion Diagnostics continues to be our goal.

The third—and a newly signaled out objective for 2003—is to maximize the opportunity in the HPV diagnostic tissue and liquid-based testing market.

As you’re aware certain types of Human Pathaloma (ph) Virus, or HPV as it is known, are considered to be the primary cause of cervical cancer. HPV testing is performed in both the histological laboratory and the cytological laboratory (ph) where tissue and liquid based testing are carried out respectively.

While histology is our core business, the Cytology laboratory is a new and important area of future growth opportunity for us. It’s a logical extension of our business, utilizing strong intellectual property rights to glass slide technology, and has similar leads to the histology laboratory.

In 2001, we introduced the first slide-based DNA probe method for detecting high and low-risk sub-types of HPV tissue. And last year we introduced our Inform HPV test for use with the CyTech Thin Print (ph) method.

In the first quarter of 2003 we launched a method with the Tri Pap Sure Prep(ph).

And in each case the overall customer response to our HPV products has been excellent. And we continue to believe that our slide based method of detection provides the level of sensitivity and specificity required for the accurate diagnosis of clinical HPV infection. And data from studies completed to date supports this hypothesis.

We’re confident that the culmination of our intellectual property rights and our unique in vitro(ph) hybridization slide based technology which provides viral detection and seriomophology (ph) allow us to provide superior diagnostic testing methods to detect the required HPV subtypes that are deemed by medical experts as important in the early detection of cellular changes that can lead to cervical cancer.

Both the tissue and liquid based methods are fully automated on the BenchMark system. And we expect to see strong growth as the advantages of the slide based method become clearer from a clinical perspective and as the test becomes more broadly adopted.

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We do have a major clinical study currently under review. And we expect—and are quite confident—this will be published later this year.

In addition, we have several other studies under consideration and expect to initiate several more clinical trials during 2003.

As a result of the outcomes of the clinical studies to-date and the market’s demand of our products, it is our intention to submit a PMA to the FDA. Subject to finalization of the clinical protocol, it is our plan to submit late this year or early next year.

While our current strategic plan only includes modest revenues from our HPV testing methods, the potential for this product is significant, and we are currently reviewing our investment in this business consistent with this potential.

My final comments to you are on our core anatomical pathology business which consists of histology and cytology relate to the progress we are making in the development of new text (ph) forms primary and advanced training.

Our next generation high capacity advanced staining platform, the BenchMark XT, has finished its product development. And the first customer installations have been completed. The feedback from key reference sites has been excellent. And we’re up to double the productivity of the existing BenchMark system and ability to run immunistic (ph) chemistry and in situ (ph) hybridization on the one run, this product is truly the next generation in advanced staining.

While we’ll continue to deliver and install systems during Q2, the full-scale commercial launch of the BenchMark XT is planned for early Q3 of this year. And we do expect a positive reaction from the broader market. Our major primary staining platform for automated H&E staining is progressing well. And the first fully developed systems are currently in use at our Tucson facility.

While we do have further development to complete, there are no major hurdles to overcome. And we expect to be able to have the next round of customer reviews of the product in Q3 of this year and the first customer in-lab evaluations in late Q4 of this year.

This system will take Ventana into the largest staining segment of the histology market. And we expect to drive revenue growth in 2004 and beyond.

A fourth objective for 2003 will be to continue to establish a strong competitive position in the research business, with a focus on micro-array and molecular pathology labs of both biotech and pharmaceutical companies.

Our primary biotech tools platform for this market segment continues to be the Discovery system which automates hybridization processes in micro-array analysis, gene expression profiling in tissue, and proteonics (ph) testing.

You’re all aware of the law of availability of capital spending in this market at the present time. And we’re not immune to this phenomenon.

Despite the rather challenging market conditions, we achieved good revenue results in the first quarter and achieved our global plan for this period.

During the quarter we obtained key placements of Discovery systems at Aventis, Glaxo SmithKline and AstraZeneca.

One of the most encouraging aspects of our first quarter results for this business was the 153% growth over the prior year in our reagent sales.

With the company focused on a Razor—Razor Blade business model, growth in this component of the business is critical.

Shifting slightly here, we continue to make good organizational progress. Our manufacturing operations continue to improve. And our commercial organizations around the world demonstrate stability and improved productivity.

Our R&D teams are skilled, motivated and focused on the various product developments we’ve set for the year.

In 2003 we continue to expect the business momentum that we established in 2002 to continue to drive toward achievement of our desired profitability model. The model is characterized by compound annual revenue growth rates in excess of 20%, gross margins of 75%, earnings expenses of 30% of sales, R&D in the area of 10 to 12% of sales, G&A spending at 10, and operating income margins in the 20 to 25% range.

As you look at the 2003 year, we could not be happier with the start that we have made. From our P&L perspective our sales growth was strong, gross margin in line with plan, and net income above expectations.

On the asset management front we have DSOs are the best they’ve been in some years. Our inventory reduction is ahead of plan. And cash flow from operations is better than expected. Indeed, we’ve nearly doubled our cash on hand since the first quarter of last year despite growing the business at better than 20% over that 12 month period.

Combining these financial results with strong system placements and excellent product development progress, it has been a very good quarter for the company.

Despite the relatively strong instrument sales forms (ph) in Q1, we remain concerned with the industry wide issues surrounding the

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availability of funds for capital purchases in both the clinical and the research markets and continue to anticipate a shift towards rental-style acquisitions as the year developments. As such, we are maintaining our existing full-year financial projections for 2003, as we do not expect to see a repeat of the rate of instrument conversions to capital over the remainder of the year.

Indeed, we expect that revenue and earning in both Q2 and Q3 will soften a bit from the current consensus. The adjustments are primarily the impacts of some instrument capital conversions forecast for Q2 and Q3, but now already realized in Q1, and the associated impact on earnings.

Net/net, we see year to year growth in Q2 of approximately 18% and operating margin of around 6%. Similarly in Q3, we see revenue growth of approximately 20% and operating margin in the 7% range.

Q4 remains broadly unchanged although we anticipate slightly higher earnings in range of 3 to 4 cents above current Q4 consensus, with the net result being unchanged 2000 (ph) and EPS outlook.

Given the strong start to the year and potential—albeit slight—for the higher than expected rate of capital conversions to continue past Q1, we will revisit 2003 projections at the end of the second quarter when we have better visibility as to the market conditions and to the 2003 full year.

Thank you for your attention. We’ll be happy to entertain any questions at this time.

QUESTION AND ANSWER

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

One moment please for the first question.

And the first question is from Timothy Lee. Please state your company name followed by your question.

Timothy Lee—Merrill Lynch Global Securities

Good morning. It’s Tim Lee with Merrill Lynch. Just a couple of questions.

First in terms in your comments regarding the greater than expected capital sales of this quarter, could you just give a sense of what percentage of the placements were rentals relative to capital sales where they were kind of fourth quarter? And where do you see that number going to going forward?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Sort of stepping back a bit, Tim, we had strong license last year. We would expect a conversion rate of about 50% in the quarter going to 2003 and throughout the year in fact as an average.

I think what we saw in the—we saw a much higher percentage in the first quarter and that’s what drove the numbers in that category. I think the other thing is we’ve got, I think, also around the world now, very effective sales forces. And of course, they’re motivate to drive the numbers accordingly. And they really did a good job in being able to, you know, find the capital budgets within the hospital and research environment and to execute against them.

I do think that we’re not coming off our expectation that there is a trend that would suggest that there’s a lot more reagent rentals or (ph) acquisitions going forward. But I am happy to consider looking at the numbers again in the middle of year to see how we did after Q2.

Timothy Lee—Merrill Lynch Global Securities

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VMS—Q1 2003 Ventana Medical Systems Earnings Conference Call

Just kind of following up on your comments regarding lower instrument sales in Q2 and in Q3. Does that imply that with a great mix shift towards reagents we could see an up-tick in the gross margin line?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

I think at this stage, we’re holding our gross margin for the year in terms of our forecast, so we haven’t predicted that. But if in fact that did—if we did get a different mix of reagents you would see an up-tick. Yes.

Timothy Lee—Merrill Lynch Global Securities

And then just one last question. I had a chance to review your 10K and like. Just looking at the options, there’s a fairly sizeable number, should option be expensed. Just give us your current thoughts on your option policy and how it may change going forward.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Nick, why don’t you answer that?

Nicholas Malden—Ventana Medical Systems—VP and CFO

Tim, we’ve done some benchmarking of Ventana against a like universe. And we don’t have everyone’s information yet for 2002.

But if you look at 2001 and you look at our run rate on options versus the universe, we are right about in the middle of the pack. We’re about average for the folks we put into our world, which are folks like CyTech (ph) and IDX Labs (ph) and ChromaVision (ph) and Cardel (ph) and a couple of other companies—that we’re sort of right in the middle in terms of our option run rate. Our run rate is coming down year to year. We issued about 100,000 fewer options in 2002 than 2001. So we are looking at that. And the board is paying attention to the issue of options.

So we think that over time our total option grants in total will come down. But in terms of averages, we are in terms of total options granted below the average. In terms of run rate, just slightly above the average.

Timothy Lee—Merrill Lynch Global Securities

Thank you.

Operator

Thank you. The next question is from Rick wise please state your company name followed your question.

Frederick Wise—Bear Stearns & Co.

Hi. It’s Rick Wise, Bear Stearns. Good morning, Chris.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Good morning.

Frederick Wise—Bear Stearns & Co.

A couple of questions. First, you were kind enough to give us the reagent numbers in dollars and growth rates. I think if I heard you correctly you said year over year reagent growth was up 8.3% (ph). And sort of to follow on Tim’s question, is it worth looking ahead to the full year versus last year, it sounds like we really should expect to see acceleration in that reagent sales average per instrument? Is that a fair statement?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Yes. The—there’s two metrics. The actual reagent sales year over year were 30% up. But on an opening store (ph) base it was a different number. It was eight (ph) up.

Nicholas Malden—Ventana Medical Systems—VP and CFO

It was 8%.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

I think the important thing there is as we place—the majority of our placements now are of the higher value system such as the BenchMark. And then when the BenchMark XT comes full online, we’ll use even more reagents. You should see an up-tick in that particular metric going forward. Yes.

Frederick Wise—Bear Stearns & Co.

If we’re trying to forecast it, what kind of growth (ph) rate should we think sounds plausible for the next 12 months? Or ‘03? Or however you want to help us think about it?

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

I haven’t got the exact number on installed base growth rate per year, Rick. I’ll have to look at what our overall growth rate for the reagents is and then look at the installed base. But that’s we can work with you on.

Frederick Wise—Bear Stearns & Co.

But it should accelerate, though.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

It should accelerate. Yes. The situation is with the BenchMark, the BenchMark is in excess of twice the reagent—has twice the reagent annuity of the existing old Nexus (ph) systems and ES (ph) systems.

Frederick Wise—Bear Stearns & Co.

Right.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

And in fact when ISH systems are used it can be up to three times the run rate. When you look at the then you look at the XT coming out with double the productivity and will go into some of the larger laboratories, all those will drive a much higher reagent annuity per system which will impact that per install base. It will roll (ph) to an up-tick bases, yes.

Frederick Wise—Bear Stearns & Co.

A couple of things I would like to expand on your comments a little bit.

The hospital budget issues and pressures. Can you just expand on exactly what you’re seeing. I mean, are you going in and saying—are your sales folks going in saying, we’d like to you consider purchasing the machine. And they’re saying, no. Our budget has been cut?

Can you just help characterize the feedback that’s making you come to this conclusion that the outlook has changed?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Well, there are two aspects to it, Rick the first is the research market. And you look at the research market. And everybody has had significant difficulty in that area of the business in regard to the availability of capital funds. Now that’s very clear. And it’s stated by many companies.

What we see generally is a tightening of budgets overall in the clinical market as well. And we took an estimate of what we thought that would be for the year. We’ve seen over the last couple of years a gradual trend towards more reagent rental-type acquisitions. And so we’ve made an assumption for the year and used that assumption in our numbers.

I think that there are—when you talk to hospital purchasing departments they will tell you that they’re under significant pressure to reduce cost in their hospitals.

Now I think what’s happened is I think that the value that we bring to hospitals and the very proposition we have with our BenchMark system is so significant over whatever else has used out there, that they prioritize in some cases their funds that they have available for capital purchase. And we’ve been able to—with, I think, appropriately effective sales forces—to capitalize on that.

But again, we don’t want to give you the impression this is an ongoing phenomenon because we want to wait and see what it looks like at the second quarter. And then we can give you a better perspective. But we’re very happy with the first quarter perspective in that regard. And we’re just taking a cautious perspective going forward.

Frederick Wise—Bear Stearns & Co.

OK. And one last thing. If you can expand on your comments on—I just want to make sure I understand what you’re saying when you were saying on that the HPV side that you’re reviewing your investment opportunities?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Right. Yes. HPV testing is becoming a standard of care in the treatment of or the analysis and treatment of women with abnormal Pap smears. And there is a very limited number of companies that have availability of products to market in this area.

We think it’s—the adoption of this testing will increase quite significantly over the next couple of years. And we’re really assessing, based on the results we’ve seen from our tests, which provide the viral detection and the morphology (ph) which pathologists like. We think it gives it a potentially more meaningful and has more clinical utility. We’re just trying to understand exactly what that means for us for the opportunity and

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how we should prioritize and invest in that area based on our resources.

So we’re just looking at it based on the performance of the product that we’re seen, which has been very good, and the sort of rather rapid adoption of this test and rapid adoption of our own method in this market as well.

Frederick Wise—Bear Stearns & Co.

So just trying to get at, does this sound like acquisitions? Or just stepped up internal investment ?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

No. We’ve already made an acquisition last year, as you know. We bought the Beckman HPV business.

Frederick Wise—Bear Stearns & Co.

Sure.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

So the investment going forward is more from an internal perspective as we look to capitalize in the market place.

Frederick Wise—Bear Stearns & Co.

OK. Thank you.

Operator

Thank you. The next question is from Ron Opel. Please state your company name followed by your question.

Ronald Opel—HC Wainwright & Company Inc.

HC Wainwright. I have a couple of longer term questions. In your H&E standard that’s under development at this point, what will be your positioning of the product in terms of the strongest areas of appeal to laboratories?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Good morning, Ron. The—I think one of the most significant differences with our system is it’s fully automated. There is no fully ought might mated system on the market that takes it from the tissue on the slide to fully cover slip ready to go to an image analysis system and then to a pathologist.

In addition, it has fully integrated reagent systems on board which allow for individual slide staining, and we think a better—actually a better stain than what’s currently available today. We think with all the work we’ve done with focus groups and customers and now that they’ve seen the system working in its fully integrated version, it’s been a very, very strong response.

Ronald Opel—HC Wainwright & Company Inc.

And I’m assuming there are reagents associated with this. And if that’s the case, will the margins be comparable to what you’re getting on the histology reagents now?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Yes. The system, as you know, we, our business is a Razor Blade business. So we would not be investing in this system unless we were able to development a very strong reagent annuity. And in fact, the estimated reagent annuity for this system is higher than any system we have today.

Ronald Opel—HC Wainwright & Company Inc.

Yes. And concerning the objective of 20 to 25% operating margins down the road, is that a real world kind of thing say by 2005?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Well, we believe it is. That’s what we’re driving the organization to. You know, we’ve built a really outstanding infrastructure in the company on global basis. And we’ve got a lot of capacity to leverage that. And when you start adding some of the high value systems with the reagent run rates that we’re talking about and the new system that are coming to market, we feel very positive about our ability to achieve those numbers.

Ronald Opel—HC Wainwright & Company Inc.

OK. And just one more. I wonder if you would just give us a brief update on the legal situation particularly as it applies to Cytologix (ph)?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

Yes. Sure. Well, there is not more to add from where we were before. The hearing date, for—just purely hearing date to talk about the issues is in the middle of August this year. As you know, the judge has put the case into several trials. And from our point of view, it’s business as usual. And it’s just a matter of waiting to see what happens at that time.

Ronald Opel—HC Wainwright & Company Inc.

OK. Thank you.

Operator

Thank you. The next question is from Sara Michelmore. Please state your company name followed by your question.

Sara Michelmore—SG Cowen Securities Corp.

Yes. Good morning. It’s Sara Michelmore from SG Cowen.

Just a quick follow up, Chris, on the instrument sales in the quarter. You had been expressing some caution going into this quarter on the capital sales environment. It sounds like coming out of the quarter you are as well. Just wondering, the strong performance in Q1, did you guys provide incentives or any sort of promotion that caused that strong conversion?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

No. We have—we obviously have—in fact, the answer is no to anything abnormal. Our sales force is far more incented on reagent growth than it is on instrument capital. So, no. It just, I think we were just, we have a lot of placements in the 2002 year. And the sales force, as I mentioned earlier, Sara, I think has just been very effective in their ability—not just the U.S. but in Europe as well—to find where hospitals had budgets and to help them, you know, get—convert to capital conversions.

Sara Michelmore—SG Cowen Securities Corp.

So no concessions to customers or anything else like that to get them to convert?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

No. No.

Sara Michelmore—SG Cowen Securities Corp.

OK. Just a couple of housekeeping questions for Nick. Can you talk about what benefit foreign exchange provided in the quarter? The Euro was pretty strong year over year?

Nicholas Malden—Ventana Medical Systems—VP and CFO

Yes. The foreign exchange in the quarter was $1.3 million on the top line and $300,000 on the operating income line.

Sara Michelmore—SG Cowen Securities Corp.

OK. And then can you break out what the sales were? Chris, you did talk that the growth was broad based, but particularly what the revenue and growth rates were for North America versus international?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

I think the U.S. was about a 25% growth. And the international was over 55% growth.

Sara Michelmore—SG Cowen Securities Corp.

OK. And then for—it sounds like the if I heard you correctly the drug discovery business was relatively flat year over year?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

That’s right.

Sara Michelmore—SG Cowen Securities Corp.

OK. That’s great. Thank you very much.

Operator

Thank you. Ladies and gentlemen, if there are any additional questions please press the star followed by the one at this time. As a reminder, if you’re using speaker equipment, you would need to lift the handset before pressing the numbers. One moment please for the next question.

Ladies and gentlemen, once again if you would like to ask a question, please press the star followed by the one.

The next question is from Ron Opel with a follow-up question. Please go ahead.

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

Ronald Opel—HC Wainwright & Company Inc.

Yes. This question has to do with your automated imaging development activity.

Now you have an internal process that’s going on. And you’re collaborating with ChromaVision (ph). I just wondered if you could elaborate on what’s going on there? And if and when you expect to bring image analysis capability comparable to what ChromaVision (ph) and Applied Imaging are offering to the marketplace?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

We have do have a collaboration with ChromaVision (ph). And actually it’s working very well a well in regard to our HPV testing products.

We’ve had an internal development program under way for a couple of years now. And we’ve—on a prioritized basis that will not been launched any earlier than late next year. But we see imaging as a very important part of the overall customer value proposition for advanced staining. And we will be continuing to development our system accordingly.

Ronald Opel—HC Wainwright & Company Inc.

Good. Thank you.

Operator

Thank you. The next question is from Timothy Lee. Please go ahead.

Timothy Lee—Merrill Lynch Global Securities

It’s just a follow-up on your HPV investment. Could there be a scenario such that given the opportunity we could see a marked up-tick on the SG&A line in ’04 that could potentially impact the bottom line?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

There’s no plan force that, Tim, at this stage at all.

Timothy Lee—Merrill Lynch Global Securities

OK. Thank you.

Operator

Thank you. The next question is from Blake Goodner (ph). Please go ahead.

Blake Goodner

Yes. I got on the call late. So I apologize if this question has already been asked.

But could you just help me understand a little bit more in terms of your HPV Inform test roll out?

I think you mentioned that it can now be used in conjunction with the CyTech (ph) Pap smear and I think as of early ’03 potentially used with the TriPath (ph) Pap smear as well.

Can you just go through those timelines of when the data that’s going to be released and when you’ll file a PMA? And when this will be approved?

And then help me really understand—once the test is approved, does that then allow you to officially be marketing the test, as opposed to now when it can’t be marketed because it’s not FDA approved?

Can you just clear that up for me?

Thank you.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Sure. We have several HVP products on the market. The first test we launched was the tissue test for high-to-low (ph) risk types. And that was in 2001.

We then launched a method for the CyTech Thin Prep (ph) system in the middle of the last year. And in the first quarter of this year, we launched a method for the TriPath (ph) system. So we have—we’re the only company that can offer a comprehensive range of HPV testing products through liquid-based methods and also in tissue.

The current products are released under the FDA regulated ISI ruling. And that means that hospitals and laboratories can use these tests. They validate (ph) them in their laboratories. And then they can use them for routine testing and they can claim reimbursement against them.

We have several—we have two significant studies completed counting in front of journals for publication. We have already had

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

several abstracts released at different meetings which are available publicly today.

So—in addition to that, we expect to have three or four major clinical studies initiated during this year in support of what we think is a very good alternative to the current testing methodology in the marketplace.

In terms of marketing, we do not obviously market or make any major claims about our outside that (ph). But we can provide appropriate published data. And we’re doing in regard to the abstracts.

The clinical laboratories that are using our tests—once they validate that system, they make those tests available to clientele or the OB-GYNs or whoever they’re dealing with.

So we are progressing along now in terms of we’re working with the FDA on finalizing a protocol for a particular filing. Whether that be PMA or 510 K, that remains to be seen. And we expect to have something more formal in that regard toward the end of the this year.

In the meantime, we’re able to market—to sell the product today to labs. And they’re using it routinely. And we have quite a large number of labs that are using the test on a routine basis to provide appropriate results to patients.

Blake Goodner

OK. Sounds great. Thanks very much.

Operator

Thank you. The next question is from Ron Opel. Please go ahead.

Ronald Opel—HC Wainwright & Company Inc.

Yes. Further on HPV. Could you describe Ventana’s laboratory throughput capability for an HPV test? And relate that to the market leader DiGene (ph)? And explain whether or not part of the investment that you’re contemplating would be to increase the throughput capability?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Well, the investment is not—any investment we’re considering doesn’t relate to our systems. The current BenchMark system can produce HPV results the same day. And it is very competitive in sense of throughput compared to the current methodology of the major system that’s out there today.

On the XT of course you will get twice the throughput. But it will be the same sort of incubation time. So twice the number of tests in any one day.

We feel very comfortable with our ability in terms of the smallest right through to the largest hospitals based on the testing rates we predict will increase to in the next years with our current methodologies and our current systems.

Ronald Opel—HC Wainwright & Company Inc.

Is there any kind of patient profile where the laboratory is likely to use your system instead of the DiGene (ph) system?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Well, ours is a very different test. We provide two very important pieces of information to the physician—to the pathologist, the physician, and thus the patient.

We provide viral detection. So we detect whether the virus DNA sub type is present. And secondarily we provide morphology (ph) so you can look at the integrate of that virus into photoplas (ph) or into the nucleus and also any other morphological (ph) changes that are important in giving a total picture—clinical picture to the pathologist. then to the physician, and then, of course to the patient. So the big differences are that we provide more information. And we’re very specific in regard to the sub types.

Ronald Opel—HC Wainwright & Company Inc.

OK. And when you say your—the guidance for this year as of now is remaining unchanged, the meaning there is unchanged from the 65 to 75 cents?

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Yes. I think the con census is around 68 to 69 cents. We’re saying the year will be exactly as you expect us to be. We’ll review it in the middle of the year after Q2, and see how the results look in terms of capital conversions, et cetera.

Ronald Opel—HC Wainwright & Company Inc.

Great. Thank you.

Operator

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VMSI—Q1 2003 Ventana Medical Systems Earnings Conference Call

Thank you. Gentlemen, there are no further questions at this time. Please continue.

Christopher Gleeson—Ventana Medical Systems—President and CEO and Director

Well, thank you very much on behalf of Ventana for your time this morning.

We are very pleased with the start to our quarter with the performance in obviously our P&L and our balance sheet. And we are working very hard here to continue to improve that as we move towards the rest of the year.

Thank you very much.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the Ventana Medical Systems first quarter conference call.

If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2226 and enter the access code 534269#. Once again, if you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 and enter access code 534269#.

You may now disconnect. Thank you for using AT&T teleconferencing

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